Exhibit 99.1

MarineMax Announces Stock Repurchase Program

CLEARWATER, FL, February 26, 2019 – MarineMax, Inc. (NYSE: HZO), the nation’s largest recreational boat and yacht retailer, today announced that its Board of Directors approved a new stock repurchase plan authorizing the Company to repurchase 2.33 million shares of its common stock during the period from today through the end of February 2021.  The new repurchase plan follows the February 2017 plan, which authorized the repurchase of up to 2.0 million shares, of which 1.67 million shares had been repurchased. Shares not yet repurchased under the old plan have been carried over into the new plan. Under the new plan, the Company may purchase common stock from time to time in the open market or in privately negotiated block purchase transactions.

The amount and timing of any purchases will depend upon a number of factors, including the price and availability of the Company's stock and general market conditions.  The Company intends to repurchase shares to mitigate the dilutive effect of stock options, and shares repurchased may be reserved for later reissue in connection with employee benefit plans and other general corporate purposes.

As of February 25, 2019, the Company had 22,836,982 shares of common stock outstanding.

About MarineMax

Headquartered in Clearwater, Florida, MarineMax is the nation’s largest recreational boat and yacht retailer. Focused on premium brands, such as Sea Ray, Boston Whaler,  Hatteras, Azimut Yachts, Ocean Alexander, Galeon, Grady-White, Harris, Bennington, Crest, MasterCraft, NauticStar, Scout, Sailfish,  Scarab Jet Boats, Tige, Yamaha Jet Boats, Aquila, Aviara, and Nautique, MarineMax sells new and used recreational boats and related marine products and services as well as provides yacht brokerage and charter services. MarineMax currently has 64 retail locations in Alabama, Connecticut, Florida, Georgia, Maryland, Massachusetts, Minnesota, Missouri, New Jersey, New York, North Carolina, Ohio, Oklahoma, Rhode Island, South Carolina and Texas and operates MarineMax Vacations in Tortola, British Virgin Islands. MarineMax is a New York Stock Exchange-listed company. For more information, please visit www.marinemax.com.

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include those regarding the Company’s potential repurchases of its common stock.  These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include significant changes in the price and availability of the Company’s stock, general economic conditions, as well as those within our industry, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2018 and other filings with the Securities and Exchange Commission.

CONTACT: Michael H. McLambBrad Cohen

Chief Financial OfficerICR, Inc.

Abbey Heimensen203.682.8211

Public Relationsbcohen@icrinc.com

MarineMax, Inc.

727.531.1700

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